UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2017

PARKWAY, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-37819	61-1796261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

San Felipe Plaza 5847 San Felipe Street, Suite 2200, Houston, Texas		77057
(Address of Principal Executive Offices)		(Zip code)

(346) 200-3100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01. Entry into a Material Definitive Agreement

On June 29, 2017, Parkway, Inc., a Maryland corporation (the “Company”), Parkway Properties LP, a Delaware limited partnership (the “Partnership”), Real Estate Houston US Trust (“Parent”), a Delaware statutory trust and wholly-owned subsidiary of Canada Pension Plan Investment Board, a Canadian Crown corporation (“CPPIB”), Real Estate Houston US LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), and Real Estate Houston US LP, a Delaware limited partnership and an indirect wholly-owned subsidiary of Parent (“Merger Partnership”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, subject to the satisfaction or waiver of certain customary and other closing conditions, Merger Sub will merge with and into the Company, with the Company as the surviving entity and a wholly-owned subsidiary of CPPIB (the “Company Merger”), and immediately following the Company Merger, Merger Partnership will merge with and into the Partnership, with the Partnership as the surviving entity (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). The board of directors of the Company (the “Company Board”) has unanimously approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement (the “Transaction”).

Pursuant to the terms and subject to the conditions and limitations set forth in the Merger Agreement, upon consummation of the Mergers, (i) each share of common stock, par value $0.001 per share, of the Company automatically will be converted into the right to receive an amount in cash equal to $19.05 (which, together with the $4.00 per share special dividend described below, is referred to as the “Per Share Merger Consideration”), and (ii) each unit of limited partnership interest in the Partnership held by outside limited partners will be converted into the right to receive an amount in cash equal to the Per Share Merger Consideration, except that each outside limited partner may elect, in lieu of the Per Share Merger Consideration, to have such holder’s units of limited partnership interest exchanged into an equal number of preferred limited partnership interests in the surviving partnership of the Partnership Merger. In addition, at the effective time of the Company Merger, (i) except as separately agreed between a holder of an outstanding option to purchase the Company’s common stock under the Company’s 2016 Omnibus Equity Incentive Plan (the “Stock Plan”) and Parent, each outstanding option under the Stock Plan, whether vested or unvested, will automatically be cancelled in exchange for the right of the holder to receive cash equal to the excess of the Per Share Merger Consideration (including the per share special dividend (described below)) over the exercise price for such option, (ii) each outstanding time-based restricted stock unit under the Stock Plan (an “RSU”) automatically will vest in full and be cancelled in exchange for the right of the holder to receive the Per Share Merger Consideration plus the accumulated dividend pursuant to dividend equivalent rights for each RSU, and (iii) except as separately agreed between a holder of an outstanding performance-based restricted stock unit under the Stock Plan (a “PSU”) and Parent, any vesting conditions applicable to each PSU will accelerate based on the greater of (A) deemed achievement of target performance with respect to such PSU or (B) actual performance (where the applicable performance goals are pro-rated through the effective time of the Company Merger), and each PSU will be cancelled in exchange for the right of the holder to receive the Per Share Merger Consideration and the accumulated dividend pursuant to dividend equivalent rights for such PSU.

Pursuant to the Merger Agreement, the Company has agreed that, before closing of the Mergers, it will declare and pay a $4.00 per share cash dividend on the Company’s common stock (or such higher amount as may be necessary to distribute the Company’s undistributed real estate investment trust (“REIT”) taxable income and net capital gain earned or accrued for the portion of the taxable year that includes the closing date ending at the effective time of the Company Merger). This special dividend must be paid no less than two days before the effective time of the Company Merger, but not before the first business day after October 7, 2017. Other than the special dividend and the previously announced second quarter dividend, which was paid on June 30, 2017, the Company agreed that it will not pay any dividend or other distribution on shares of its common stock prior to the closing of the Mergers, except to the extent that dividends and other distributions are necessary for the Company to maintain its status as a REIT and avoid the deemed liability for income or excise tax under Sections 857 or 4981 of the Internal Revenue Code and that any such dividend would reduce the Per Share Merger Consideration on a dollar – for – dollar basis.

The Transaction is subject to approval by a majority of the shares of the Company’s outstanding common stock and limited voting stock, voting together as a single class. Each party’s obligation to consummate the Transaction is further subject to certain other conditions provided for in the Merger Agreement, including the accuracy of the other party’s representations and warranties, subject to customary qualifications, the other party’s material compliance with its covenants and agreements, and, with respect to Parent’s, Merger Sub’s and Merger

Partnership’s obligations, the completion by the Company of a pre-closing restructuring transaction immediately prior to closing (consisting of the issuance of a share of preferred stock to a third-party designated by Parent) and the receipt by Parent of a tax opinion and related officer’s certificate relating to the REIT status of the Company and undertaking by the Company of a pre-closing restructuring immediately prior to the closing. The Transaction is expected to close during the fourth quarter of 2017, but not earlier than October 12, 2017 (the earliest day on which the Transaction could close following payment of the special dividend).

The closing of the Transaction is not subject to a financing condition, and the parties to the Merger Agreement have the right to specific performance to enforce the terms thereof, including the obligation of Parent to consummate the Transaction in accordance with the terms and conditions of the Merger Agreement.

The Merger Agreement contains certain customary representations, warranties and covenants, including, among others, covenants with respect to the conduct of the Company’s business prior to closing, subject to certain consent rights by Parent, covenants prohibiting the Company from soliciting, providing information to or entering into discussions concerning proposals relating to an alternative acquisition transaction (for 20% or more of the equity or assets of the Company), subject to certain limited exceptions.

The Merger Agreement contains certain termination rights for the parties. Parent and the Company each have the right to terminate the Merger Agreement if the Transaction does not close prior to December 31, 2017, or prior to March 29, 2018 if the Company has not held its stockholders meeting by December 31, 2017 (the “Outside Date”), or if the requisite stockholder vote is not obtained at the stockholders meeting called for that purpose. In addition, under specified circumstances, the Company is entitled to terminate the Merger Agreement to accept a superior proposal (for 50% or more of the equity or assets of the Company), which proposal the Company Board determines in its good faith judgment, if consummated, would be more favorable to the stockholders of the Company from a financial point of view, and if accepted, is reasonably likely to be consummated in accordance with its terms, provided that the Company pays Parent a termination fee equal to $26.4 million. The Company may also be required to pay such $26.4 million termination fee under certain other circumstances specified in the Merger Agreement. If the Merger Agreement is terminated as a result of the failure of the Transaction to close by the Outside Date due to the Company’s failure to hold the required stockholder meeting in accordance with the terms of the Merger Agreement, the Company will be required to reimburse Parent up to a maximum of $10.0 million for expenses incurred by Parent in connection with the Merger Agreement (although if the termination fee later becomes payable, amounts reimbursed to Parent by the Company will be credited against the termination fee payable).

An affiliate of CPPIB is a joint venture partner of certain of the Company’s Subsidiaries in a joint venture with respect to the Company’s Greenway Plaza and Phoenix Tower Properties.

The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A copy of the Merger Agreement has been included to provide stockholders with information regarding its terms and is not intended to provide any factual information about the parties thereto. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates; were solely for the benefit of parties to the Merger Agreement; and are not intended as statements of fact to be relied upon by the Company’s stockholders, but rather as a way of allocating the risk between the parties to the Merger Agreement in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement attached hereto; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders. Accordingly, stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Performance-Based Restricted Stock Units

The information regarding the treatment of PSUs under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Letter Agreements; Amendments to Employment Agreements

On June 29, 2017, each of James R. Heistand, the Company’s President and Chief Executive Officer; M. Jayson Lipsey, the Company’s Executive Vice President and Chief Operating Officer; Jason A. Bates, the Company’s Executive Vice President and Chief Investment Officer; and Scott E. Francis, the Company’s Executive Vice President, Chief Financial Officer, and Chief Accounting Officer (each, an “executive”) entered into a letter agreement with CPPIB and the Company, which upon effectiveness will serve as an amendment (each, an “Amendment”) to the executive’s existing Employment Agreement, dated December 12, 2016 (each, an “Employment Agreement”). The Amendments are effective upon the closing of the Mergers in accordance with the Merger Agreement and are conditioned upon the occurrence of the closing and each executive’s continued employment with the Company through the closing.

Pursuant to the Amendments, the term of each executive’s employment will continue from the effective date of the Employment Agreement to the first anniversary of the closing. Each executive will continue to be eligible for an annual bonus at the same percentage of base salary set forth in his Employment Agreement, but the bonus will be payable upon the earlier of the expiration of the term of the Employment Agreement or a termination of the executive’s employment by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the Employment Agreement). In the latter case such bonus will be pro-rated through the date of termination.

With respect to equity awards, the Amendments provide that each executive will not be eligible to receive any annual or other equity grants during the term and that all of an executive’s outstanding equity-based compensation awards will, to the extent unvested, vest in full (with performance-based awards vesting based on actual performance) and will be cashed out at the closing in accordance with the Merger Agreement. In addition, each executive agrees to reinvest, directly or indirectly, immediately following the closing, 100% of the after-tax proceeds received from his equity awards that are cashed out at closing (the “Re-Investment Amount”) on a pari passu basis in the same equity securities received by CPPIB and its affiliates and other equity co-investors (if any) in the acquisition vehicle (the “Acquisition Vehicle”) in consideration of their equity contributions in connection with the Mergers. If the Re-Investment Amount, together with the aggregate amounts reinvested by the other executives in respect of 100% of the after-tax proceeds they receive from their outstanding equity awards as of the closing, is less than the amount needed to purchase 1% of the equity securities of the Acquisition Vehicle as of the Closing (the “Shortfall”), each executive will invest an additional cash amount, directly or indirectly, in the Acquisition Vehicle equal to his pro-rata portion of the Shortfall, determined in accordance with the Amendment. Each executive can redeem all of his equity securities in the Acquisition Vehicle at the original cost paid for such equity securities, and the Company may call all of the executive’s equity securities in the Acquisition Vehicle at the original cost paid by each executive, in each case on the expiration of the term of the Employment Agreement or the termination of the executive’s employment by the Company for any reason prior to the end of the term.

The Amendments also modify the payment that is paid to each executive upon a CIC Termination (as defined in the Employment Agreement), so that upon closing under the Merger Agreement, each executive is eligible to receive a payment equal to the sum of (i) 2.0 (or in the case of Mr. Heistand, 2.9) times the sum of his (x) current base salary and (y) current target bonus, plus (ii) a pro-rated target bonus for 2017 equal to his target bonus pro-rated from January 1, 2017 through the date of the closing, provided that the executive remains employed by the Company through the date immediately preceding the date of the closing under the Merger Agreement. Upon any subsequent termination of employment during the term of the Employment Agreement, the executive will not be eligible or entitled to receive any additional termination or severance payments or benefits under the Employment Agreements except as mutually agreed to by the parties. Pursuant to the Amendments, each executive has waived the right to terminate employment for “good reason” as a result of the Mergers or the Amendment.

The foregoing summary of the Amendments does not purport to be complete and is qualified in its entirety by reference to the Amendments attached hereto as Exhibits 10.1, 10.2, 10.3, and 10.4, which are incorporated by reference into this Item 5.02.

Item 8.01. Other Events.

In connection with the execution of the Merger Agreement, Parent and Merger Sub entered into a voting agreement (the “Voting Agreement”) with TPG VI Pantera Holdings, L.P. (“TPG”) and TPG VI Management, LLC (collectively with TPG, the “TPG Parties”), which collectively beneficially own approximately 9.8% of the Company’s outstanding shares. The Voting Agreement generally requires, subject to certain exceptions, the TPG Parties to vote all of the shares of Parkway common stock beneficially owned by them and capable of being voted in favor of adoption of the Merger Agreement and the other matters related to the Merger, and against actions or agreements that would reasonably be expected to result in a failure of a closing condition set forth in the Merger Agreement to be fulfilled, alternative acquisitions and any action that would reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. There can be no assurance that actual future developments affecting the Company will be those anticipated by the Company. The Company cautions investors that any forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “might,” “plan,” “potential,” “should,” “will,” “result” or similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve risks and uncertainties (some of which are beyond the Company’s control) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: the ability of the Company to obtain required stockholder approval required to consummate the proposed merger; the satisfaction or waiver of other conditions in the merger agreement; the outcome of any legal proceedings that may be instituted against the Company and others related to the merger agreement; the risk that the merger, or the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; the ability of the Company to implement its operating strategy; changes in economic cycles; and competition within the office properties real estate industry; and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s business, financial condition, liquidity, cash flows and results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company expects to file with the Securities and Exchange Commission (the “SEC”) a proxy statement, which proxy statement will be mailed or otherwise disseminated to the Company’s stockholders when it becomes available. The Company also plans to file other relevant documents with the SEC regarding the proposed transactions. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company will be available free of charge on its website at www.pky.com or by directing a request by mail to Parkway, Inc., One Orlando Centre, 800 North Magnolia Avenue, Suite 1625, Orlando, Florida 32803, Attention: Investor Relations.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction. You can find information about the Company’s directors and executive officers in the Company’s definitive proxy statement filed with the SEC on April 5, 2017 in connection with its 2017 annual meeting of stockholders. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from the Company using the sources indicated above.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 29, 2017, among Parkway, Inc., Parkway Properties LP, Real Estate Houston US Trust, Real Estate Houston US LLC and Real Estate Houston US LP.*

10.1	Letter Agreement, dated June 29, 2017, by and among Canada Pension Plan Investment Board, Parkway, Inc. and James R. Heistand

10.2	Letter Agreement, dated June 29, 2017, by and among Canada Pension Plan Investment Board, Parkway, Inc. and M. Jayson Lipsey

10.3	Letter Agreement, dated June 29, 2017, by and among Canada Pension Plan Investment Board, Parkway, Inc. and Scott E. Francis

10.4	Letter Agreement, dated June 29, 2017, by and among Canada Pension Plan Investment Board, Parkway, Inc. and Jason A. Bates

*	Parkway, Inc. has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2017	PARKWAY, INC.

	BY:	/s/ A. Noni Holmes-Kidd
A. Noni Holmes-Kidd
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 29, 2017, among Parkway, Inc., Parkway Properties LP, Real Estate Houston US Trust, Real Estate Houston US LLC and Real Estate Houston US LP.*

10.1	Letter Agreement, dated June 29, 2017, by and among Canada Pension Plan Investment Board, Parkway, Inc. and James R. Heistand

10.2	Letter Agreement, dated June 29, 2017, by and among Canada Pension Plan Investment Board, Parkway, Inc. and M. Jayson Lipsey

10.3	Letter Agreement, dated June 29, 2017, by and among Canada Pension Plan Investment Board, Parkway, Inc. and Scott E. Francis

*	Parkway, Inc. has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.